Exhibit 4.51
JOINDER TO SHAREHOLDERS’ AGREEMENT
     THIS JOINDER (this “Joinder”) to that certain Shareholders’ Agreement (as amended and supplemented from time to time, the “Agreement”), dated as of August 17, 2007, by and among NCL CORPORATION LTD., a company organized under the laws of Bermuda (the “Company”), NCL INVESTMENT LTD., a company organized under the laws of Bermuda (the “Investor”), and STAR CRUISES LIMITED, a company continued into Bermuda (“SCL”), is made and entered into as of January 8, 2008 by and between the Company and TPG Viking I, L.P., a Cayman limited partnership (“TPG I”), TPG Viking II, L.P., a Cayman limited partnership (“TPG II”) and TPG Viking AIV III, L.P., a Delaware limited partnership (“TPG III” and, collectively with TPG I and TPG II, the “Holders”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
     WHEREAS, the Holders have acquired certain Ordinary Shares, and the Agreement requires the Holders, as holders of Ordinary Shares, to become a party to the Agreement, and the Holders agree to do so in accordance with the terms hereof.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:
1.      Agreement to be Bound. The Holders hereby agree that upon execution of this Joinder, each of them shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed Shareholders for all purposes thereof. In addition, the Holders hereby agree that all Ordinary Shares held by the Holders shall be deemed Ordinary Shares for all purposes of the Agreement.
2.      Investor Group. For the avoidance of doubt, the parties agree that (i) each Holder is a Permitted Transferee of the Investor and a member of the Investor Group and (ii) that the Ordinary Shares held by the Holders shall be deemed to be Ordinary Shares held by the Investor Group for all purposes of the Agreement (including for purposes of determining the Investor Minimum Ratio Condition).
3.      Voting. Subject to Section 4 of this Joinder, the Holders hereby agree, for so long as they hold any Ordinary Shares, to vote all Ordinary Shares at any time held by the Holders in the manner directed by the Investor, in the Investor’s sole and absolute discretion, to the fullest extent permitted by Applicable Law and hereby appoint and constitute the Investor as their attorney and proxy, with full power of substitution and resubstitution (which proxy shall be irrevocable and is coupled with an interest), to vote all Ordinary Shares held by the Holders at any meeting of the Shareholders and in connection with any written action or consent of the Shareholders with respect to any matter submitted to a vote or for action by the Shareholders or requiring consent under the Shareholders’ Agreement. Subject to Section 4 of this Joinder, with respect to any such matter submitted to a vote or for action by the Shareholders or requiring consent under the Shareholders’ Agreement, each of the Company and SCL shall be entitled to conclusively look to and rely on the Investor as the attorney or representative of the Holders with respect to such vote or action. Notwithstanding the foregoing, upon any Transfer of the Ordinary

Shares in accordance with the terms of the Shareholders’ Agreement (other than Transfers Permitted pursuant to Section 5 of this Joinder), such proxy shall expire and cease to be in effect with respect to such Transferred shares. The terms of this Section 3 shall terminate when the combined ownership of Equity Securities by the Investor Group and the SCL Group falls below 25% of the then total outstanding Equity Securities.
4.      Approval of Transactions. Notwithstanding the terms of Section 3 of this Joinder, none of the Company or any of its Subsidiaries shall be permitted to engage in any material transaction involving any Affiliate of the Investor (other than the Company and its Subsidiaries) without the prior written consent of the Holders (such consent not to be unreasonably withheld); provided, however, that in no event shall the Holders have any consent right pursuant to this Section 4 with respect to any action taken or to be taken pursuant to the current terms of the Subscription Agreement, the Shareholders’ Agreement or the Reimbursement and Distribution Agreement dated as of August 17, 2007 by and among the Company, SCL and the Investors. The Holders shall be given advance written notice of any such proposed material Affiliate transaction, which shall include a summary of the material terms and conditions of the transaction and the proposed consideration (“Transaction Notice”). In the event that the Holders have not provided written consent or refusal within five (5) days of having received a Transaction Notice, the Holders shall be deemed to have provided written consent to the applicable material Affiliate transaction. The rights granted to the Holders under this Section 4 shall automatically terminate upon the earlier to occur of (x) the first date on which the Investor Minimum Ratio Condition is no longer maintained and (y) the first date on which the Holders (and their permitted Transferees) no longer collectively hold 15% or more of the Ordinary Shares purchased by Holders on the date of this Joinder.
5.      Transfer Rights. Notwithstanding Section 2 of the Agreement, for so long as each Holder holds Ordinary Shares, such Holder may Transfer Ordinary Shares held by such Holder to an Affiliate of such Holder (other than a portfolio company of TPG Partners V, L.P. and its Affiliates); provided, however, that, (i) no such Transfer shall be permitted if such Transfer would result in adverse tax consequences to the Company or to SCL or the Investors in respect of their investments in the Company, (ii) such Affiliate of such Holder shall deliver an original executed Joinder Agreement to the Agreement in substantially the form of this Joinder and (iii) no such Affiliate of the Holder shall be permitted to make any subsequent Transfer other than in accordance with Section 2 of the Agreement.
6.      Rights Particular to the Investor. Notwithstanding anything to the contrary in the Agreement or in this Joinder, the Holders hereby acknowledge and agree that none of the rights set forth in the Agreement that are particular to the Investor (including the rights in Section 2(a)(iii) (only as they relate to Section 11 of the Agreement), Section 4, Section 8 and Section 11 of the Agreement) shall be deemed to have been Transferred to or inure to the benefit of the Holders in connection with either the acquisition of Ordinary Shares by Holders from the Investor or the execution of this Joinder; provided, however, that, for purposes of clarification and notwithstanding the foregoing, the parties hereto acknowledge and agree that the Holders shall have the rights and obligations of Non-Investor Holders under Section 2(a)(iii) (only as they relate to Section 11 of the Agreement) and Section 4 of the Agreement and the Holders shall have the rights and obligations of a Shareholder under Section 11 of the Agreement.

7.      Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by SCL and the Company and its and their respective successors and assigns and Holders and any subsequent holders of Ordinary Shares and the respective successors and assigns of each of them, so long as they hold any Ordinary Shares.
8.      Counterparts. This Joinder may be executed in separate counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
9.      Notices. For purposes of Section 13(k) of the Agreement, all notices, demands or other communications to the Holders shall be directed to:

TPG Viking I, L.P.
TPG Viking II, L.P.
TPG Viking AIV III, L.P.
c/o TPG Partners V, L.P.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: Clive D. Bode, Esq.
Facsimile: (415) 743-1501

and, with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 S. Grand Avenue, Ste. 3400
Los Angeles, CA 90071
Attention: Rick C. Madden, Esq.
Facsimile: (213) 621-5379
10.      Governing Law. EXCEPT AS SET FORTH BELOW, THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK EXCLUDING THE CONFLICT OF LAW RULES OR PRINCIPLES THAT COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ALL MATTERS WHICH ARE THE SUBJECT OF THIS JOINDER RELATING TO MATTERS OF INTERNAL GOVERNANCE OF THE COMPANY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT COULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN BERMUDA TO BE APPLIED.
11.      Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

NCL CORPORATION LTD.
By:	/s/ Steven Martinez
	Name:	Steven Martinez
	Title:	Director

TPG VIKING I, L.P.
By:	TPG Genpar V-AIV, L.P.
Its:	General Partner

By:	TPG Advisors V-AIV, Inc.
Its:	General Partner

By:	/s/ Signature Illegible
Name:
Title:

TPG VIKING II, L.P.

By:	TPG Genpar V-AIV, L.P.
Its:	General Partner

By:	TPG Advisors V-AIV, Inc.
Its:	General Partner

By:	/s/ Signature Illegible
Name:
Title:

TPG VIKING AIV III, L.P.
By:	TPG Genpar V, L.P.
Its:	General Partner

By:	TPG Advisors V, Inc.
Its:	General Partner

By:	/s/ Signature Illegible
Name:
Title:

Acknowledged and Agreed:

STAR CRUISES LIMITED
By:	/s/ David Chua Ming Huat
	Name:	David Chua Ming Huat
	Title:	President

STAR NCLC HOLDINGS LIMITED
By:	/s/ David Chua Ming Huat
	Name:	David Chua Ming Huat
	Title:	Chairman

NCL INVESTMENT LTD.
By:	/s/ Steven Martinez
	Name:	Steven Martinez
	Title:	Authorized Person

NCL INVESTMENT II LTD.
By:	/s/ Steven Martinez
	Name:	Steven Martinez
	Title:	Authorized Person

5